Term sheet no. 1 to

Prospectus dated May 30, 2006

Prospectus supplement dated May 30, 2006

Product supplement no. 1000-I dated March 5, 2008

Underlying supplement no. 1170 dated March 5, 2008

Registration Statement no. 333-134553

Dated March 5, 2008

Rule 433

Preliminary Terms and Conditions, March 5, 2008

100% Principal Protected Notes

Linked to a Basket Consisting of an

Index Fund Component and a Currency Component

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 1000-I dated March 5, 2008, underlying supplement no. 1170 dated March 5, 2008 and other documents that Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the base prospectus, MTN prospectus supplement, product supplement no. 1000-I, underlying supplement no. 1170, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. You may get these documents, and other documents Lehman Brothers Holdings Inc. has filed, for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc., or any other dealer participating in the offering, will arrange to send you the base prospectus, the MTN prospectus supplement, product supplement no. 1000-I, underlying supplement no. 1170, this term sheet and any other relevant terms supplement and the final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Summary Description

The notes are designed for investors who seek exposure to certain foreign equity exchange traded index funds (the “Index Fund Component”) as well as certain foreign currencies (the “Currency Component”) related to the Index Fund Component.

—

The Index Fund Component consists of the iShares® MSCI Mexico Index Fund (EWW) and the iShares® MSCI Brazil Index Fund (EWZ) (each, a “Basket Index Fund” and, together, the “Basket Index Funds”). The Basket Index Funds are equally-weighted.

—	The Currency Component consists of the Mexican peso (MXN) and the Brazilian real (BRL) (each, a “Basket Currency” and, together, the “Basket Currencies”). The Basket Currencies are equally-weighted.

The Index Fund Component represents 50% of the Basket and the Currency Component constitutes 50% of the Basket. The Notes give investors the opportunity to gain enhanced exposure to the possible appreciation of the prices per share of the index funds and the possible appreciation of foreign currencies against the USD, subject to the Maximum Return of 20%, while providing principal protection if held to maturity.

If the Average Basket Return is greater than zero on the Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the notes plus an Additional Amount equal to the principal amount of the notes multiplied by the Average Basket Return multiplied by the Participation Rate, up to the Maximum Return of 20%. If the Average Basket Return on the Valuation Date is less than, or equal to, zero, then the investor will receive at maturity the principal amount of the notes, with no additional return. The notes do not bear interest and are 100% principal protected only if held to maturity.

Issuer:	Lehman Brothers Holdings Inc. (A+, A1, AA-)†
Issue Size:	USD [TBD]
Issue Price:	100%
Principal Protection:	100%
Pricing Date:	March 17, 2008‡
Settlement Date:	March 20, 2008‡
Valuation Date:	The final Averaging Date of March 16, 2011 (the 3rd business day prior to the Maturity Date that is both an Index Fund Trading Day and a Valuation Business Day)‡†††
Maturity Date:	March 20, 2011 (3 years after the Settlement Date)‡††
Averaging Dates:

The 16th day of every March, June, September and December, starting on and including June 16, 2008 to and including the Valuation Date, or if any such Averaging Date is not both an Index Fund Trading Day and a Valuation Business Day, the next day that is both an Index Fund Trading Day and a Valuation Business Day‡†††

Basket:

The notes are linked to a basket consisting of an Index Fund Component that consists of the iShares® MSCI Mexico Index Fund and iShares® MSCI Brazil Index Fund (each, a “Basket Index Fund” and, together, the “Basket Index Funds”) and a Currency Component that consists of the Mexican peso and the Brazilian real (each, a “Basket Currency” and, together, the “Basket Currencies”).
Basket Weightings:	The Index Fund Component is weighted 50% and the Currency Component is weighted 50% of the Basket.
No Interest Payments:	There will be no interest payment during the term of the notes.
Underlying Index:

MSCI Brazil IndexSM, with respect to the iShares® MSCI Brazil Index Fund, and the MSCI Mexico IndexSM, with respect to the iShares® MSCI Mexico Index Fund (each, an “Underlying Index” and, together, the “Underlying Indices”)

Payment at Maturity (per USD1,000 note):	A single USD payment on the Maturity Date equal to the principal amount of each note plus the Additional Amount, if any.
Maximum Return:	20%
Additional Amount:

If the Average Basket Return is greater than 0%, the Additional Amount will be the lesser of:

(i) USD1,000 per note × Average Basket Return × Participation Rate; and

(ii) $200

If the Average Basket Return is not greater than 0%, the Additional Amount will be $0.

Participation Rate:	[115%]. The actual Participation Rate will be determined on the Pricing Date.
Average Basket Return:	The arithmetic average of the Basket Returns for each of the Averaging Dates.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	1,000
Ending Basket Level:	With respect to each Averaging Date, the Ending Basket Level will be calculated as follows: Ending Index Fund Component Level + Ending Currency Component Level.
Ending Index Fund Component Level:

The Ending Index Fund Component Level on any Averaging Date. The “Ending Index Fund Component Level” will be calculated as follows:

Starting Index Fund Component Level × [1 + (sum of (Basket Index Fund Return × Basket Index Fund Weighting) for all Basket Index Funds)].

Starting Index Fund Component Level:	500
Basket Index Fund Return:

With respect to each Averaging Date and each Basket Index Fund, the Basket Index Fund Return will be calculated as follows:

Basket Index Fund Final Share Price – Basket Index Fund Initial Share Price

Basket Index Fund Initial Share Price

Basket Index Fund Final Share Price:	With respect to each Basket Index Fund, the Basket Index Fund Final Share Price will be the Share Price of such Basket Index Fund on the related Averaging Date (subject to postponement as described below under “Disruption Event”).
Basket Index Fund Initial Share Price and Basket Index Fund Weighting:	Basket Index Fund	Bloomberg Ticker	Basket Index Fund Initial Share Price*	Basket Index Fund Weighting
	iShares® MSCI Mexico Index Fund	EWW	[TBD]	50.00%
	iShares® MSCI Brazilian Index Fund	EWZ	[TBD]	50.00%
* The Basket Index Fund Initial Share Price is the closing price per share of the Basket Index Fund on the Pricing Date, divided by the applicable Share Adjustment Factor.
Share Adjustment Factor:

For each Basket Index Fund, the Share Adjustment Factor will be set at 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “Description of the Notes—Anti-Dilution Adjustments” in the accompanying product supplement no. 1000-I for further information about the Share Adjustment Factor.

Share Price:	With respect to each Basket Index Fund, the closing price per share of such Basket Index Fund on any Index Fund Trading Day.
Ending Currency Component Level:	The Ending Currency Component Level on any Averaging Date. The Ending Currency Component Level will be calculated as follows:

Starting Currency Component Level × [1 + (sum of (Basket Currency Return × Basket Currency Weighting) for all Basket Currencies)].

Starting Currency Component Level:	500
Basket Currency Return:

With respect to each Averaging Date and each Basket Currency, the Basket Currency Return will be calculated as follows:

Basket Currency Starting Level – Basket Currency Ending Level

Basket Currency Ending Level

Basket Currency Starting Level and Basket Currency Weighting:	Basket Currency	Bloomberg Ticker	Basket Currency Starting Level*	Basket Currency Weighting
	Mexican peso	MXN	[TBD]	50.00%
	Brazilian real	BRL	[TBD]	50.00%

*              The Basket Currency Starting Level is the Reference Exchange Rate on the Pricing Date, determined by the Calculation Agent on the Pricing Date in accordance with the applicable Settlement Rate Option.

Basket Currency Ending Level:	With respect to each Basket Currency, the Basket Currency Ending Level will be the Reference Exchange Rate on any Averaging Date determined by the Calculation Agent on such Averaging Date and observed in accordance with the Settlement Rate Option (subject to the occurrence of a Disruption Event).
Reference Exchange Rate:	With respect to each Basket Currency, the spot exchange rate for that Basket Currency quoted against the U.S. dollar (“USD”) expressed as the number of units of Basket Currency per one USD.
	Basket Currency	Screen Reference		Valuation Business Day
	MXN	USDMXNFIX=		Mexico City
	BRL	BRFR		Brazilia, Rio de Janiero or Sao Paulo
For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of Notes-Currency-Indexed Notes” in, and Appendix A to the MTN prospectus supplement.
Business Day:	Any day that is not a Saturday, a Sunday or a day on which banking institutions generally are authorized or obligated by law or executive order to be closed in New York City and that is both (a) a Currency Business Day and (b) an Index Fund Trading Day.
Currency Business Day:	New York
Index Fund Trading Day	A trading day for a Basket Index Fund, as defined under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 1000-I.
Disruption Event:

If a Disruption Event relating to a Basket Index Fund and/or a Basket Currency is in effect on any Averaging Date, the Calculation Agent will calculate the Basket Index Fund Final Share Price and/or the Basket Currency Ending Level using:

— for each Basket Index Fund and/or Basket Currency that did not suffer a Disruption Event on such Averaging Date, the Basket Index Fund Final Share Price or the Basket Currency Ending Level, as applicable, on such Averaging Date for such Basket Index Fund and/or the Basket Currency, and

— for each Basket Index Fund and/or Basket Currency that did suffer a Disruption Event on such Averaging Date, the Basket Index Fund Final Share Price or the Basket Currency Ending Level, as applicable, on the immediately succeeding scheduled Index Fund Trading Day or scheduled Valuation Business Day, as applicable, on which no Disruption Event occurs or is continuing with respect to such Basket Index Fund and/or Basket Currency, as the case may be;

provided, however, that if a Disruption Event has occurred or is continuing with respect to a Basket Index Fund and/or a Basket Currency on each of the three scheduled Index Fund Trading Days or scheduled Valuation Business Days, as applicable, following the scheduled Averaging Date, then (a) such third scheduled Index Fund Trading Day or scheduled Valuation Business Day, as applicable, shall be deemed the Averaging Date with respect to such scheduled Averaging Date for the affected Basket Index Fund or Basket Currency, respectively, and (b) the Calculation Agent will determine, on such day, (i) in the case of the Basket Index Fund, the Basket Index Fund Final Share Price, as set forth under “Description of Notes—Market Disruption Events” in the accompanying product supplement no. 1000-I or (ii) in the case of a Basket Currency, the Basket Currency Ending Level for the affected Basket Currency in accordance with the “Fallback Rate Observation Methodology”, as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.

A “Disruption Event” means, for a Basket Index Fund, a market disruption event (as defined under “Description of Notes—Market Disruption Events” in the accompanying product supplement no. 1000-I) and, for a Basket Currency, a Currency Disruption Event.

A “Currency Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)     the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the delivery of USD from accounts inside the country for which a Basket Currency is the lawful currency (such jurisdiction with respect to such Basket Currency, the “Basket Currency Jurisdiction”) to accounts outside that Basket Currency Jurisdiction; or (y) for MXN only, the conversion of the Basket Currency into USD through customary legal channels;

(B)     the occurrence of any event causing the Reference Exchange Rate for any Basket Currency to be split into dual or multiple currency exchange rates; or

(C)     a Reference Exchange Rate being unavailable, or the occurrence and/or existence of any event that (i) materially disrupts the market for a Basket Currency or (ii) makes it generally impossible to obtain a Reference Exchange Rate for a Basket Currency on the scheduled Valuation Date.

For purposes of the above, “scheduled Index Fund Trading Day” or “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, an Index Fund Trading Day or a Valuation Business Day.

Calculation Agent:	Lehman Brothers Inc.
Underwriter:	Lehman Brothers Inc.
Denominations:	USD1,000 per Note
Minimum Investment:	USD50,000 and integral multiples of USD1,000 in excess thereof
CUSIP:	TBD
ISIN:	TBD

‡	Expected. In the event that we make any change to the expected Pricing Date and Settlement Date, any Averaging Date, including the Valuation Date, and Maturity Date will be changed so that the stated term of the notes remains the same.

†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††	Subject to postponement in the event that such date is not a Business Day or in the event of a Disruption Event as described under “Disruption Event” above and under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 1000-I.

†††	Subject to postponement in the event that such date is not both an Index Fund Trading Day and a Valuation Business Day or in the event of a Disruption Event as described under “Disruption Event” above and under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 1000-I.

Investing in the 100% Principal Protected Notes Linked to a Basket Consisting of an Index Fund Component and a Currency Component involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 1000-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1170 and “ Selected Risk Factors” beginning on page TS-2 of this term sheet.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 1000-I, underlying supplement no. 1170 and any other related prospectus supplement, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(2)	Proceeds to Us
Per note	$1,000.00	$30.00	$970.00
Total	$	$	$
(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive fees of up to $30 per $1,000 principal amount, or 3.00%, and may use up to all of these fees to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

March 5, 2008

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the notes are a part, and the more detailed information contained in product supplement no. 1000-I (which supplements the description of the general terms of the notes) and underlying supplement no. 1170 (which describes the Basket Index Funds, including risk factors specific to them). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 1000-I, underlying supplement no. 1170, this term sheet and any other relevant terms supplement for complete details. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous communications concerning the notes. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 1000-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1000-I and “Risk Factors” in the accompanying underlying supplement no. 1170, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 1000-I dated March 5, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508047211/d424b2.htm

—	Underlying supplement no. 1170 dated March 5, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508047212/d424b2.htm

—	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

—	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

—

Appreciation Potential: The notes provide the opportunity to enhance equity/currency returns by multiplying a positive Average Basket Return by a Participation Rate of [115]% (the actual Participation Rate to be determined on the Pricing Date), limited by the Maximum Return of 20%. Because the notes are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

—

Diversification Among the Basket Components: The return on an investment in the notes is linked to the appreciation of the prices per share of the iShares® MSCI Mexico Index Fund and the iShares® MSCI Brazil Index Fund and the appreciation of the Mexican peso and the Brazilian real against the U.S. dollar. For additional information about each Basket Index Fund, see the information set forth under “The iShares® MSCI Mexico Index Fund” and “The iShares® MSCI Brazil Index Fund” in the accompanying underlying supplement no. 1170. For a discussion of risks relating to currency-indexed notes, see “Risk Factors—Risks Related to Currency-Indexed Notes” in the accompanying MTN prospectus supplement.

—

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as debt subject to the contingent payment debt instrument rules. Lehman Brothers Holdings Inc. is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the fixed payments on the notes and estimates of the amount and timing of the contingent payments on the notes. Lehman Brothers Holdings Inc. has determined that the comparable yield will be an annual rate of [    ], compounded semi-annually. Based on the comparable yield, the projected payment schedule per $1,000 principal amount note is [    ] due at maturity.

Lehman Brothers Holdings Inc. agrees and, by purchasing a note, you agree, for United States federal income tax purposes, to be bound by Lehman Brothers Holdings Inc.’s determination of the comparable yield and projected payment schedule. As a consequence, for United States federal income tax purposes, you must use the comparable yield determined by Lehman Brothers Holdings Inc. and the projected payments set forth in the projected payment schedule prepared by Lehman Brothers Holdings Inc. in determining your interest accruals (even though you will not receive any periodic payments of interest on the notes), and the adjustments thereto, in respect of the notes. See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1000-I.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the stocks included in the Basket Index Funds. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1000-I, in the “Risk Factors” section of the accompanying underlying supplement no. 1170 and in the “Risk Factors” section of the MTN prospectus supplement. For particular risks relating to an investment related to the Basket Currencies, see “Risk Factors—Risks Relating to Currency-Indexed Notes” in the MTN prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

—

Changes in the Price per Share or Rate of the Basket Components May Offset Each Other: The Basket is composed of two Basket Index Funds and two Basket Currencies. At a time when the price per share or rate, as applicable, of a Basket Index Fund or a Basket Currency increases, the price per share or rate, as applicable, of the other Basket components may not increase or may even decline. Therefore, in calculating the Ending Basket Level, increases in the price per share or rate, as applicable, of a Basket Index Fund or a Basket Currency may be moderated, or more than offset, by lesser increases or declines in the price per share or rate, as applicable, of the other Basket components.

—

No Interest or Dividend Payments or Voting Rights: As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in a Basket Index Fund would have or stocks included in an Underlying Index would have.

—

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: The original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

—

The Appreciation Potential of the Notes is Limited by the Maximum Return: The appreciation potential of the Notes is limited by the Maximum Return, which will be 20%. As a result, even if the Average Basket Return is significantly greater than the Maximum Return, the return on your investment will be limited to 20%.

—

Differences Between each Basket Index Fund and the Related Underlying Index: Each Basket Index Fund does not fully replicate the related Underlying Index, may hold securities not included in such Underlying Index and will reflect transaction costs and fees that are not included in the calculation of such Underlying Index, all of which may lead to a lack of correlation between a Basket Index Fund and the related Underlying Index. In addition, because the shares of the Basket Index Funds are traded on NYSE Arca and are subject to market supply and investor demand, the share price may differ from the net asset value per underlying share.

—

We Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Represented in the Underlying Indices: We are not affiliated with any of the companies whose stock is represented in the Underlying Indices and as a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Underlying Indices or your Notes. None of the money you pay us will go to any of the companies represented in the Underlying Indices, and none of those companies will be involved in the offering of the Notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes.

—

Anti-Dilution Protection is Limited: The Calculation Agent will make adjustments to the Share Adjustment Factor for certain adjustment events affecting the Basket Index Funds. However, the Calculation Agent is not obligated to and will not make an adjustment in response to all events that could affect the Basket Index Funds. If an event occurs that does not require the Calculation Agent to make an adjustment, the value of the Notes may be materially and adversely affected.

—

An Investment in the Notes is Subject to Risks Associated with Non-U.S. Securities Markets: The stocks that constitute the Underlying Indices have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

—

Dealer Incentives: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

—

Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes.

—

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Calculation Agent and hedging our obligations under the notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

—

You Must Rely on Your Own Evaluation of the Merits of an Investment in the Notes: In the ordinary course of their businesses Lehman Brothers Holdings Inc., or its respective affiliates, may from time to time express views on expected movements in the price per share of a Basket Index Fund and/or rates of the Basket Currencies. These views are sometimes communicated to clients who are active participants in the equity and/or currency markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons, may be inconsistent with the investment view implied in the notes and are subject to change. In connection with your purchase of the notes, you should investigate the equity and currency markets and not rely on views which may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the future performance of the Index Fund Component and/or the Currency Component.

—

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 1000-I.

—

Creditworthiness of Issuer: An investment in the notes will be subject to the credit risk of Lehman Brothers Holdings, Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the notes.

—	Tax Treatment: You should consider the tax consequences of investing in the notes and you should consult your own tax advisor about your own tax situation before investing in the notes.

—

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes which are linked to the Basket Index Funds and the Basket Currencies.

Hypothetical Payment at Maturity for Each USD1,000 Principal Amount Note

The following table illustrates the hypothetical payment amount at maturity, for a hypothetical range of performance of the Basket for an Average Basket Return of –100% to 50% and reflects a Starting Basket Level of 1,000, assumes a Participation Rate of 115% (the actual Participation Rate will be determined on the Pricing Date) and reflects a Maximum Return of 20%. The hypothetical payment at maturity examples set forth below are for illustrative purposes only, have been chosen arbitrarily for the purposes of these examples, are not associated with Lehman Brothers Research forecasts for a Basket Index Fund and/or a Basket Currency and may not be indicative of the actual payment at maturity. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Average Basket Return	Total Amount Payable at Maturity Per $1,000 Note	Hypothetical Total Rate of Return	Annualized Pre-Tax Rate of Return
-100%	$1,000.00	0.00%	0.00%
-75%	$1,000.00	0.00%	0.00%
-50%	$1,000.00	0.00%	0.00%
-45%	$1,000.00	0.00%	0.00%
-40%	$1,000.00	0.00%	0.00%
-35%	$1,000.00	0.00%	0.00%
-30%	$1,000.00	0.00%	0.00%
-25%	$1,000.00	0.00%	0.00%
-20%	$1,000.00	0.00%	0.00%
-15%	$1,000.00	0.00%	0.00%
-10%	$1,000.00	0.00%	0.00%
-5%	$1,000.00	0.00%	0.00%
0%	$1,000.00	0.00%	0.00%
5%	$1,057.50	5.75%	1.88%
10%	$1,115.00	11.50%	3.70%
15%	$1,172.50	17.25%	5.45%
20%	$1,200.00	20.00%	6.27%
25%	$1,200.00	20.00%	6.27%
30%	$1,200.00	20.00%	6.27%
35%	$1,200.00	20.00%	6.27%
40%	$1,200.00	20.00%	6.27%
45%	$1,200.00	20.00%	6.27%
50%	$1,200.00	20.00%	6.27%

Hypothetical Examples of Amounts Payable at Maturity

The examples below illustrate the hypothetical Payments at Maturity (including, where applicable, the payment of the Additional Amount), per $1,000 principal amount note, based on the Starting Basket Level of 1,000 and hypothetical values for the Ending Index Fund Component Levels and the Ending Currency Component Levels on each Averaging Date. The examples also reflect a Participation Rate of 115% (the actual Participation Rate will be determined on the Pricing Date) and the Maximum Return of 20%. The following results are based solely on the hypothetical examples cited; the hypothetical values above have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts and should not be taken as indicative of the future performance of the Basket Index Funds or the Basket Currencies. Numbers in the examples have been rounded for ease of analysis.

Example 1: The average Ending Index Fund Component Level decreases relative to the Starting Index Fund Component Level, but the average Ending Currency Component Level increases relative to the Starting Currency Component Level, resulting in an Average Basket Return of 19.63%, an Additional Amount of $200 and a Payment at Maturity of $1,200.

The Additional Amount equals the lesser of:

(a) $1,000 × Average Basket Return × Participation Rate = $1,000 × 19.63% × 115% = $225.75; and

(b) $200

Because $225.75 exceeds $200, the Additional Amount is $200, and the Payment at Maturity is $1,200 per $1,000 note.

The table below illustrates how the Average Basket Return in the above example was calculated (assuming a Starting Basket Level of 1,000):

	Averaging Date “t”
	t = 1	t = 2	t = 3	t = 4	t = 5	t = 6	t = 7	t = 8	t = 9	t = 10	t = 11	t = 12	Average
Ending Index Fund Component Levelt:	575.00	557.50	540.00	522.50	505.00	487.50	470.00	462.50	455.00	447.50	440.00	432.50	491.25
Ending Currency Component Levelt:	687.50	693.75	700.00	706.25	712.50	718.75	722.50	716.50	710.00	703.75	697.50	691.25	705.00
Ending Basket Levelt:	1,262.50	1,251.25	1,240.00	1,228.75	1,217.50	1,206.25	1,192.50	1,178.75	1,165.00	1,151.25	1,137.50	1,123.75	1,196.25
Basket Returnt*	26.25%	25.13%	24.00%	22.88%	21.75%	20.63%	19.25%	17.88%	16.50%	15.13%	13.75%	12.38%	19.63%

*Basket Returnt	=	Ending Basket Levelt – Starting Basket Level	=	Ending Basket Levelt – 1,000
		Starting Basket Level		1,000

Example 2: The average Ending Index Fund Component Level decreases relative to the Starting Index Fund Component Level, but the average Ending Currency Component Level increases relative to the Starting Currency Component Level, resulting in an Average Basket Return of 15.25%, an Additional Amount of $175.38 and a Payment at Maturity of $1,175.38.

The Additional Amount equals the lesser of:

(a) $1,000 × Average Basket Return × Participation Rate = $1,000 × 15.25% × 115% = $175.38; and

(b) $200.00

Because $175.38 is less than $200.00, the Payment at Maturity is $1,175.38 per $1,000 note.

The table below illustrates how the Average Basket Return in the above example was calculated (assuming a Starting Basket Level of 1,000):

	Averaging Date “t”
	t = 1	t = 2	t = 3	t = 4	t = 5	t = 6	t = 7	t = 8	t = 9	t = 10	t = 11	t = 12	Average
Ending Index Fund Component Levelt:	575.00	557.50	540.00	522.50	505.00	487.50	470.00	462.50	455.00	447.50	440.00	432.50	491.25
Ending Currency Component Levelt:	687.50	685.00	682.50	680.00	677.50	675.00	672.50	660.00	647.50	635.00	622.50	610.00	661.25
Ending Basket Levelt:	1,262.50	1,242.50	1,222.50	1,202.50	1,182.50	1,162.50	1,142.50	1,122.50	1,102.50	1,082.50	1,062.50	1,042.50	1,152.50
Basket Returnt*	26.25%	24.25%	22.25%	20.25%	18.25%	16.25%	14.25%	12.25%	10.25%	8.25%	6.25%	4.25%	15.25%

*Basket Returnt	=	Ending Basket Levelt – Starting Basket Level	=	Ending Basket Levelt – 1,000
		Starting Basket Level		1,000

Example 3: The average Ending Index Fund Component Level decreases relative to the Starting Index Fund Component Level, and the average Ending Currency Component Level decreases relative to the Starting Currency Component Level, resulting in an Average Basket Return of –9.75%, an Additional Amount of $0.00 and a Payment at Maturity of $1,000.00.

Because the Average Basket Return is negative, the Additional Amount is zero and the Payment at Maturity is equal to $1,000 per $1,000 principal amount note.

The table below illustrates how the Average Basket Return in the above example was calculated (assuming a Starting Basket Level of 1,000):

	Averaging Date “t”
	t = 1	t = 2	t = 3	t = 4	T = 5	t = 6	t = 7	t = 8	t = 9	t = 10	t = 11	t = 12	Average
Ending Index Fund Component Levelt:	575.00	557.50	540.00	522.50	505.00	487.50	470.00	462.50	455.00	447.50	440.00	432.50	491.25
Ending Currency Component Levelt:	437.50	435.00	432.50	430.00	427.50	425.00	422.50	410.00	397.50	385.00	372.50	360.00	411.25
Ending Basket Levelt:	1,012.50	992.50	972.50	952.50	932.50	912.50	892.50	872.50	852.50	832.50	812.50	792.50	902.50
Basket Returnt*	1.25%	-0.75%	-2.75%	-4.75%	-6.75%	-8.75%	-10.75%	-12.75%	-14.75%	-16.75%	-18.75%	-20.75%	-9.75%

*Basket Returnt	=	Ending Basket Levelt – Starting Basket Level	=	Ending Basket Levelt – 1,000
		Starting Basket Level		1,000

Historical Basket Index Fund Information

The following graphs set forth the daily historical performance of each Basket Index Fund from February 26, 2004 through February 26, 2008. The Share Price of the iShares® MSCI Mexico Index Fund on February 26, 2008 was 58.55. The Share Price of the iShares® MSCI Brazil Index Fund on February 26, 2008 was 86.523.

We obtained the various Share Prices below from Bloomberg Financial Markets, and accordingly, make no representation or warranty as to their accuracy or completeness. The historical Share Prices of the Basket Index Funds should not be taken as an indication of future performance of the Basket Index Funds, the Basket Index Fund Returns or what the value of the notes may be, and no assurance can be given as to the Share Price of a Basket Index Fund on any Averaging Date. Fluctuations in Share Prices make it difficult to predict whether the Additional Amount will be greater than zero at maturity. Historical Share Price fluctuations may be greater or lesser than those experienced by the holders of the notes.

Historical Basket Currency Information

The following graphs set forth the daily historical performance of each Basket Currency from February 26, 2004 through February 26, 2008. The spot exchange rate for the MXN on February 26, 2008 was 10.7303. The spot exchange rate for the BRL on February 26, 2008 was 1.686.

We obtained the various spot exchange rates below from Bloomberg Financial Markets, and accordingly, make no representation or warranty as to their accuracy or completeness. The spot exchange rates used in the graphs below are expressed as the amount of Basket Currency per U.S. dollars to show the appreciation or depreciation, as the case may be, of the Basket Currency against the U.S. dollar. The historical data on each Basket Currency should not be taken as an indication of future performance of the Basket Currencies, the Basket Currency Return or what the value of the notes may be, and no assurance can be given as to the Reference Exchange Rate of any Basket Currency on any Averaging Date. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be greater than zero at maturity. Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and Lehman Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of the pricing supplement.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

We expect to deliver the Notes against payment on or about March 20, 2008, which is the third business day following the Pricing Date.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate will earn additional income as a result of payments pursuant to the swap, or related hedge transactions.